Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Post-Effective Amendment No. 4 to Form S-1 on Form S-3 No. 333-258350) and related Prospectus of Alight, Inc. for the registration of 240,392,110 shares of its Class A common stock and to the incorporation by reference therein of our reports dated March 1, 2023, with respect to the consolidated financial statements of Alight, Inc. and the effectiveness of internal control over financial reporting of Alight, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

June 30, 2023